UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 27, 2007
PACKETEER, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-26785	77-0420107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10201 NORTH DE ANZA BLVD.
CUPERTINO, CALIFORNIA 95014
(Address of principal executive offices)
Registrant’s telephone number, including area code: (408) 873-4400
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
     Packeteer, Inc. (the “Company”) received an Examination Report from the Internal Revenue Service (“IRS”) dated June 27, 2007 claiming that the Company owes additional income taxes, plus penalties and interest, for the 2003 and 2004 tax years. The incremental tax liability asserted by the IRS is approximately $122 million plus penalties of $49 million, excluding interest. The adjustments primarily relate to transfer pricing matters between Packeteer and a foreign subsidiary. The Company believes the IRS’ adjustments are both inconsistent with applicable tax laws and existing Treasury regulations as well as not supported by the facts. The Company intends to file a timely protest. No payments, if any, will be made related to the proposed adjustments until the issue is resolved with either IRS Appeals or the Tax Court. The Company believes that its previously reported income tax provision is adequate for this matter. Any additional tax liabilities in excess of the provision for this matter would be reported as an expense in the period that it is determined that such an adjustment is appropriate under FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109”, (FIN 48). If ultimately the Company’s tax liability with regard to this matter is significantly in excess of the amount reflected in the Company’s current provision, the Company’s results of operations and financial condition could be materially and adversely affected.
Forward Looking Statements: This Current Report on Form 8-K contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements relating to the potential impact of the IRS claims and the Company’s planned response to the IRS claims, and adequacy of the Company’s tax provision relating to such matters. These statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual outcomes to differ materially from those expressed or implied in this Form 8-K, including the inability to predict the ultimate conclusion of an item of tax controversy. Packeteer assumes no obligation to update any forward-looking information contained in this Form 8-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 29, 2007

Packeteer, Inc.
By:	/s/ David C. Yntema
	Name:	David C. Yntema
	Title:	Chief Financial Officer and Secretary